Exhibit 4.60

Industrial and Commercial Bank of China Limited

Contract number: 2011 Company (Qing) Zhi Zi No. (1002)

Maximum Mortgage Contract

Pledgee: Industrial and Commercial Bank of China Limited. Dongguan Qingxi Branch

(hereinafter referred to as “Party A”)

Principal: Zhang Wenbin

Business address: Administrative Center District, Qingxi Town, Dongguan Province

Telephone and fax:  [blank]

Pledgor: Dongguan Lite Array Company Limited (hereinafter referred to as “Party B”)

Legal representative: John C.K. Sham

Business address or residence: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Telephone and fax:  [blank]

IMPORTANT NOTE: This contract is established based on the principle of equality and voluntariness and unanimity, and all terms of the contract represent the true meaning of both parties. In order to safeguard pledgor’s legitimate rights, the creditor calls the attention of the pledgor to contents in bold.

In order to ensure the realization of Party A’s claims, Party B is voluntary to provide the maximum pledge guarantee for Party A (counter-guarantee). The contract is established to specify rights and obligations of both parties based on their equal consultation and the “Contract Law”, “Guarantee Law” and “Property Law” and other relevant laws and regulations.

Article 1, Secured principle credit

Article 1.1, The guaranteed principal credit is less than RMB 30,000,000 (in capital: RMB Thirty Million Only”) (in case of inconsistent figures and words, it shall go by the words) between February 11, 2011 and May 21, 2011 (including the starting date and expiration date of the period). About Party A’s claims against the debtor entitled based on some financial derivative products agreements and other documents (hereinafter referred to as the Master Contract) signed between Party A and Dongguan Lite Array Company Limited, (hereinafter referred to as Debtor), such as, Domestic and Foreign Currency Loan Contract, Entrusting Loan in Foreign Exchange, Bank Acceptances Agreement, Letter of Credit Issuing Agreement / Contract, Security Agreement, Domestic and International Trade Finance Agreement, Forward Foreign Exchange Sales and Purchase Agreement and others, it will be entitled to Party A no matter whether the claims expire before the above period or whether the claims are caused before the establishment of the maximum mortgage.

Article 1.2, The maximum balance refers to the sum of claims in different currencies commuted into RMB based on the central FX price published by Party A on the day when principal claims with Party B’s guarantee is determined.

Article 2, Domain of mortgage guarantee

Party B’s maximum mortgage guarantees covers the principal of principal claims, interest, compound interest, default interest, penalty, compensation for damages, exchange loss (loss related to the exchange rate fluctuation), management costs of pledged property, and the fees for realizing the mortgage (including but not limited to legal fees, lawyer’s fee, assessment fee, etc.), but the fees for realizing the mortgage should be firstly deducted from the management costs of pledged property, but is not included in the highest balance in Article 1.1.

Article 3, Pledged property

Article 3.1, The pledged property can be found in “List of Pledged Property” As the appendix of the contract, it has the same legal force as the contract.

Article 3.2, The agreement on the value of pledged property in the “List of Pledged Property” shall not be used as the evaluation basis when Party A handles these properties, or shall not have any constraint on Party A’s mortgage.

Article 3.3, Effectiveness of Party A’s mortgage, fructus of pledged property, and the insurance, compensation and compensation arising from the damage, loss and expropriation.

Article 3.4, Party A is entitled to collect the fructus of pledged property, and the fructus also shall be in priority used as the expense for collecting the fructus.

Article 3.5, In case of damage, loss and expropriation of the pledged property, the insurance and compensation obtained by Party B shall be used in priority to pay off the principal credit, or to restore the value of pledged property, or shall be transferred to Party A’s designated account to guarantee the debtor shall perform his obligation under the master contract. The part of pledged property which value is not decreased shall continue to serve as the guaranty for the principal claim.

Article 3.6, If pledged property may be lost or damaged due to Party A’s improper management on pledged property, Party B can require Party A to drawing the pledged property, or require to paying off the debt in advance or returning the pledged property.

Article 3.7, If the pledged property is damaged or its value is clearly decreased not due to Party B’s problems, and the situations are so serious that Party A’s interest is harmed, and then Party A is entitled to require Party B to providing the corresponding security.

Article 3.8, The following guard line and dispose line are set for the pledged property in the contract based on the ratio of the value of pledged property and the maximum balance stated in Article 1.1:

Guard line = value of pledged property / maximum balance stated in Article 1.1=   [blank]        %

Dispose line = value of pledged property / maximum balance stated in Article 1.1=   [blank]        %

If the value of pledged property is decreased below the guard line, Party B shall increase the guaranty within Party A required time limit to make up the pledged value gap caused by the decline of pledged property value; if the pledged property value is declined below the dispose line, Party A is entitled to dispose the pledged property and be compensated in priority by the disposal income.

Article 4, Delivery and registration

Article 4.1, Within 5 days after the commencement of this contract, Party B shall send the pledged property or document of title to Party A or agent designated by Party A; after the acceptance, Party A or its agent shall issue the detention evidence, and Party B shall pay management fees of pledged property.

Article 4.2, Party A and B shall go through pledge registration procedures according to laws in relevant registration authorities for the pledge property in the contract within 5 days after the commencement of this contract; in case of modification of registered information, Party A and B shall go through the modification registration procedures. Where there are other stipulations specified by organs of power, those stipulations shall apply.

Article 5, Insurance

(This article applies to chattel mortgage)

Article 5.1, Within 15 days after the signing of this contract, Party B shall go through insurance procedures for the pledged property based on Party A’s requirements. If the pledged property insurance can’t be handled due to insurance agencies’ problems, Party B shall timely go through insurance renewal procedures to ensure there is the continuous insurance within the validity of contract.

Article 5.2, Insurance policies should be noted: the insurer shall pay directly to the insurance benefit to Party B. Party A is the first beneficiary, and there shall be not any constraint on Party A’s interest.

Article 5.3, Within the validity of the contract, Party B shall not interrupt or cancel the insurance for any reason. In case of the insurance interruption, Party A is entitled to go through insurance procedures for Party B, but all relevant costs shall be borne by Party B.

Article 5.4, Within the validity of the contract, if there are insurance accidents occurring to the pledged property, the insurance compensation shall be handled based on Article 3.5.

Article 6, Determination of principle claims

The maximum pledge guarantee shall be determined if one of the following circumstances occurs:

A, The period specified in Article 1.1 expires:

B, No new claim will happen:

C, The pledged property is seized or detained:

D, The debtor or Party B is declared to go bankrupt or has been canceled.

E, Claims specified by laws, and other situations as provided by laws.

Article 7, Mortgage enforcement

Article 7.1, Party A is entitled to realize the mortgage right if one of following circumstances occurs:

A, The debtor doesn’t pay off the principal claims when it expires (including the early maturity);

B, Party B doesn’t provide further corresponding guarantee when circumstances described in Article 3.7 occur;

C, The value of pledged property is decreased to the guard line as specified in Article 3.8 and Party B fails to increase the guaranty, or the value is declined to the dispose line specified in Article 3.8;

D, Party B or the debtor applies for the bankruptcy, discontinuance of a business, dissolution, liquidation, business suspension for rectification, or has its business license revoked or is rescinded;

E, Other situations to realize Party A’s mortgage specified by laws and regulations.

Article 7.2, After realizing the mortgage right, Party A can be compensated in priority through the auction, sell or redemption or payout of pledged property after the negotiation with Party B, or the pledged property is converted into money to paid off the principal claims.

Article 7.3, If the redemption or delivery date of the pledged property expires before the principal claims, Party A can conduct the redemption or delivery. The redemption income is used to pay off the debt in advance, or transferred to Party A’s designated account for ensuring that the debtor shall perform his obligation. The collected products shall go through the mortgage delivery and registration procedures according to Article 4 of the contract to ensure the debtor shall perform his obligation: or the income from the auction or sell shall be used to pay off the debt in advance, or it is transferred to Party A’s designated account to ensure the debtor shall perform his obligation.

Article 7.4, Party B uses the deposit receipt or treasury bonds which can be converted into cash or paid out in advance for the pledge, if the redemption or payout date is later than the mortgage realization date specified by Party A based on Article 7.1, then Party A is entitled by Party B to conduct the redemption or payout in advance when the mortgage is realized to pay off the debt by the income, and all resulting loss shall be borne by the Party B.

Article 7.5, If the currency of income from the disposal of pledged property is different to the currency of mater contract, then the debt of the master contract shall be paid off after it is converted into the currency of master contract based on the appropriate exchange rate published by Party A.

Article 8, Party B’s representations and warranties

Party B shall make the following representations and warranties for Party A:

Article 8.1, Party B is the owner of pledged property or the manager authorized by the nation, and there is no dispute in the ownership, use or management rights for the pledge property; the mortgage guarantee provided for Party A has been authorized or approved through procedures and authorization specified in the company’s Articles of Association.

Article 8.2, About the listed company or subsidiary of a listed company, the implementation information of the security shall be disclosed based on the “Securities Act”, “Stock Exchange Listing Rules” and other requirements of laws, rules and regulations.

Article 8.3, The usage of debt under the master contract is fully understood, it is voluntary to provide the mortgage security for the debtor, and the meaning of the contract is completely true. About the domestic and international trade financing, Party B confirms that the basic transaction of the financing is true without the fraud.

Article 8.4, The contract has been signed based on all the necessary authorization or approval.

Article 8.5, The pledged property of the contract can be used for mortgage without any restrictions:

Article 8.6, If there are defects in the pledged property, they have been explained adequately and reasonably. Party A will be informed faithfully if the pledged property has been used for the mortgage.

Article 8.7, Before the signing of this contract, there is no disposal measures conducted for the pledged property of the contract, such as the security interest, present or assignment.

Article 8.8, The pledged property doesn’t belong to the common property, or if it belongs to the common property, the common proprietor also agrees in writing to the mortgage.

Article 8.9, If the principal claims secured by the contract is the international trade financing provided by Party A to the debtor, then Party B accepts and approves all international conventions related to relevant business.

Article 9, Party B’s Commitment

Party B shall make the following commitment for Party A:

Article 9.1, Party B shall continue to fulfill its guarantee liability under the contract without Party B’s approval, if one of the following circumstances happens:

A, Party A negotiates with the debtor to change the master contract, but the debtor’s debt is not added or the debt performance period is not extended;

B, About the domestic and international trade financing, Party A and the debtor modify letters of credit related to the master contract, and the debtor’s payment under letters of credit is not increased or the payment period is not extended;

C, Party A transfers the principal claims or maximum mortgage.

Article 9.2, Within the validity of the contract, the pledged property will not be disposed in the way of presentation, transfer or permission without Party A’s written approval.

Article 9.3, Party B shall bear all costs related to the establishment and implementation of the contract, including but not limited to the insurance, appraisal, valuation, registration, preservation and other related costs.

Article 9.4, Party B bears the compensation, if pledged property causes the damage to Party A or the third party not due to Party A’s problems.

Article 9.5, Party A’s mortgage is or may be damaged by the third party, Party B shall timely inform in writing to Party A and help Party A to prevent the damage.

Article 9.6, If the certificate of deposit, certificate treasury bonds or bank acceptances are used as the mortgage, and there shall be no application for loss or payment suspension for any reason. If the receivables are used as the mortgage, Party B shall provide the relevant information required by the mortgage registration, and shall sign the registration agreement, and the extension registration and modification agreements.

Article 9.7, Party B shall not impede but shall give active support to Party A when he performs the right of pledge.

Article 9.8, Party A shall be informed timely if one of the following conditions occurs to Party B:

A. Alteration in statutory registered name, constitution, business scope, registered capital, the legal representative and change in stockholder’s rights;

B. Going out of business, dissolution, liquidation, suspending business for rectification, revocation of business license and being revoked or petitioned for bankruptcy;

C. Involved or possibly involved in the significant economic disputes, litigation, arbitration, or its property is legally sealed up, detained or supervised;

D. In case Party B is natural person, and its valid ID number, address, work units, contacts, etc. changes.

Article 9.9, Party B shall receive and sign timely the written notification sent out by Party A.

Article 9.10, In case the principal credit of Party A is guaranteed by the debtor or the third party, Party A is entitled to decide the order to achieve guaranty, and Party B pledges that he shall not thereby raise a plea. If Party A waives, alters or loses other security interests under the master contract, Party B’s guarantee liability shall maintain effective, and shall not be invalidated or relieved for this reason.

Article 9.11, If one of the following event occurs under the condition of domestic credit, buyer’s financing under domestic letter of credit, import letters of credit and inward documentary bills and import payment agency services, Party B shall bear the incontestable obligation to pledge guarantee, and Party B shall not propose exemption or defence due to the stop-payment order or restraining order issued, or measures taken to seal up, seize and freeze the property related to the letter of credit or other similar measures by any judicial or administrative authorities in respect to payment obligations under the aforesaid letters of credit.

A, Persons designated or authorized by Party A have made the payment favourably in accordance with instruction of Party A;

B, Persons designated or authorized by Party A or Party A by itself have provided Certificate for Payment in good faith with regard to the loan under the domestic Letter of Credit or has accepted the bills under import L/C in good faith;

C, Confirming bank of the Letter of Credit has fulfilled the payment obligations in good faith;

D, Negotiation bank of the Letter of Credit has paid through negotiation in good faith.

Article 9.12, Under the service of delivery guarantee, endorsement of lading bill and authorized delivery, Party B shall not propose exemption or defence because the debtor refuses to pay corresponding L/C.

Article 10, Party A’s Commitment

Party A shall make the following commitment for Party B:

Article 10.1, Except as otherwise provided in the laws, regulations and rules, Party A keeps a secret of undisclosed information, including relevant documents, finance information and others provided by Party B to fulfil obligations stated in this Contract.

Article 10.2, Proper preservation of pledged property;

Article 10.3, After paying off all debts within the scope of the pledge guarantee by the disposal income of pledge property, the remnant income shall be returned promptly to Party B.

Article 10.4, After the debtor pays off all debts in accordance with agreement on the main contract, or Party B pays off Party A’s claims stated in the main contract, the pledged property as well as its ownership certificates, invoices, other relevant materials or the document of title for pledging shall be returned to Party B immediately.

Article 11 Default

Article 11.1, Upon execution of this Contract, any party that fails to fulfil any obligations hereunder or breaches any representations, warranties and commitments hereunder shall be deemed to be in default. Compensation for loss consequent upon the breach of contract shall be paid to the other party.

Article 11.2, Except as otherwise provided herein, if either party breaches this Contract, the other party is entitled to take any measures in accordance with rules, regulations and laws of the People’s Republic of China.

Article 12, Effectiveness, Alteration and Rescission

Article 12.1, This Contract comes into effect at the signing date, and will be terminated on the date when all Party A’s claims are paid off under the main contract.

Article 12.2, Any alteration hereof shall be consulted by both parties mutually and made in the written form. Modification provisions or agreements constitute a part of this Contract, and have the same legal effect as this Contract. Except for the alteration part, the remnant hereof shall be still valid, and the original provisions herein shall be in force until the alteration part becomes effective.

Article 12.3 Should any provision hereof be invalid or unenforceable, the validity and enforceability of other provisions shall not be affected, nor the validity hereof.

Article 12.4 Alteration and rescission of this Contract shall not affect any party’s right to claim damage. Rescission of this Contract shall not affect the effectiveness of relevant provisions for settling disputes.

Article 13 Dispute Settlement

All conclusions, effectiveness, interpretation, performance of the Contract and dispute settlement are subject to the laws of the PRC. All controversy and disputes arising from or relating to this Contract shall be resolved through both parties’ consultation; if not, such controversy and disputes shall be solved in accordance with the solution B:

A. Submit this dispute to [blank] arbitration committee for arbitration, the arbitration is to be conducted in [blank] (place of arbitration) in accordance with arbitration rules which are valid when the application is submitted. Arbitration award will be conclusive and binding on both parties.

B. shall be solved under the jurisdiction of the court in the place where Party A is located.

Article 14, Others

Article 14.1, Party B shall not transfer rights or obligations in whole or in part hereunder without the written consent of Party A.

Article 14.2, Prior to the determination on claims of the maximum pledge guarantee, if Party A transfers part of claims, the maximum mortgage can be also transferred at the same time.

Article 14.3, Party A’s failure to exercise, partial exercise of or delay in exercising any right shall not operate as a waiver or alteration thereof or of any other right, and shall not preclude the further exercise thereof or any other right.

Article 14.4, Party A is entitled to provide information relating to this Contract and other relevant information to the Credit Information Foundation Database of the People’s Bank of China or other Credit Databases established by law for inquiry and use by qualified organizations or individuals in accordance with relevant laws, regulations, rules of other normative documents or requirements of the financial regulator; Party A also has the right to inquire the relevant information about Party B through the credit information foundation database of the People’s Bank of China or other credit databases established by law for the establishment and performance of the contract.

Article 14.5 This Contract is made in duplicate, Party A and B and [blank] hold one copy respectively that has the equal legal force.

Article 15 Other issues agreed by both parties

Article 15, The pledged property of the contract also provides the pledge guarantee to ensure the debtor fulfils obligations specified in 2010 Company (Qing) Jin Zi No. 1001 “General Import T/T Finance Agreement” that was signed between Party A and Party B on September 15, 2010.

Article 16, The pledged property of the contract also provides the pledge guarantee to ensure the debtor fulfils obligations specified in 2010 Company (Qing) Jin Zi No. 1002 “General Agreement on Payment Agent service for Import Business” that was signed between Party A and Party B on March 22, 2010.

Appendix: “List of Pledged Property”

Party A: Industrial and Commercial Bank of China Limited (official seal)

Entitled signatory: /s/ Zhang Wenbin (signature or seal)

Party B: Dongguan Lite Array Company Limited (official seal)

Legal representative (authorized agent): /s/ Sham Shu Qin (signature or seal)

Common proprietor of pledge:             (signature or seal)

Date of signature: February 21, 2011

Witness:

Appendix

List of Pledged Property

Names	Ownership certificate or document of title	Status	Value or appraised value		Others
Time certificate of deposit of company	Yue B00004110	Intact	£	¤30,000,000

Pledgor: /s/ Sham Shu Qin

Common proprietor of pledge (if any): Dongguan Lite Array Company Limited

Pledgee: /s/Zhang Wenbin (Industrial and Commercial Bank of China Limited, Dongguan Qingxi Branch)

Printed by Guangdong Branch in August 2009

Payment Notice

To:

Dongguan Lite Array Co., Ltd.

LO No.: TR45128110000201 (Please always quote)

Original LO Amount: USD 1,079,836.50

Dear Sirs,

With respect to the payment agent service with a period of 87 days and the total amount of USD 1,079,836.50 under the remittance (No.: [blank]) that your company applies to our bank on (Date), we made the payment on January 25, 2011 on behalf of your company, and the expiring date of the payment for you is April 22, 2011. In accordance with your company’s commitment stated in “Agreement on Remittance and Payment Agency” (number: [blank]) that was signed with our bank, please prepare the sufficient funds before due date of repayment to pay the principal under this remittance item (USD 1,079,836.50) as well as interests / costs (USD 5357.86), and the total amount is USD 1,085,251.35.

Starting date	End date	Prime interest rate	Interest rate
25/01/2011	22/04/2011	0.303130	2.053130

If you have any further queries, please don’t hesitate to contract us on the above mentioned number.

This is a computer generated letter, no signature required.

Industrial & Commercial Bank of China, Dongguan Branch

Seal for International Settlement Business

Payment Notice

To:

Dongguan Lite Array Company Limited

LO No.: TR45128110000285 (Please always quote)

Original LO Amount: USD 1,209,359.20

Dear Sirs,

With respect to the payment agent service with a period of 90 days and the total amount of USD 1,209,359.20 under the remittance (No.: [blank]) that your company applies to our bank on (Date), we made the payment on March 24, 2011 on behalf of your company, and the expiring date of the payment for you is June 22, 2011. In accordance with your company’s commitment stated in “Agreement on Remittance and Payment Agency” (number: [blank]) that was signed with our bank, please prepare the sufficient funds before due date of repayment to pay the principal under this remittance item (USD 1,209,359.20) as well as interests / costs (USD 6,981.03), and the total amount is USD 1,216,340.23.

Date of opening an account	End date	Prime interest rate	Interest rate
24/03/2011	22/06/2011	0.309000	2.309000

If you have any further queries, please don’t hesitate to contract us on the above mentioned number.

This is a computer generated letter, no signature required.

Industrial & Commercial Bank of China, Dongguan Branch

Seal for International Settlement Business